Exhibit 99

[AGL RESOURCES LOGO APPEARS HERE]

                                               For Immediate Release

Contacts
Financial Community                            Media
Melanie M. Platt                               Maureen Clayton
Vice President Investor Relations              Director Corporate Communications
and Corporate Secretary                        (404) 584-3472
(404) 584-3420

Joseph P. Heffron
Investor Relations Specialist
(404) 584-3427

 AGL RESOURCES INC. REPORTS THIRD QUARTER RESULTS - ANNOUNCES AGREEMENT TO EXIT
                      MARKETING JOINT VENTURES WITH SONAT

ATLANTA, GEORGIA, July 29, 1999 -- AGL Resources Inc. (NYSE: ATG) today reported financial results for its third quarter in fiscal 1999. For the three months ended June 30, 1999, the company posted net income of $7.2 million compared with a net loss of $1.2 million for the year-ago quarter. Basic earnings per share for the third quarter were 12 cents compared with a loss of 2 cents a year ago.

     The primary reason for the increases in net income and earnings per share was an expected increase in operating margin for utility operations due to the July 1, 1998 change in rate design for delivery service for Georgia utility operations. Instead of collecting revenues predominantly in the winter months, the new rate design spreads utility delivery service revenues and margins more evenly throughout the year.

     Earnings also were affected by a $6.3 million increase in utility operating expenses for the quarter compared with last year's third quarter. Customer service activity associated with the rapid pace at which customers are switching from the utility to marketers for their gas sales service and increased depreciation expense were the primary factors for this increase.

     A final factor affecting earnings was the start-up costs of approximately $5.0 million from the company's retail energy marketing joint venture associated with establishing market share in Georgia's deregulated natural gas market.

     Operating revenues for the third quarter were $185.9 million compared with $246.4 million for the same period last year, a decrease of $60.5 million. The decrease in operating revenues is primarily the result of the effect of customers switching from the utility to marketers for their gas sales service, a transition that is occurring at a very rapid pace. As utility sales service revenues decline, there is a comparable decline in utility purchased gas costs. The decrease in revenues therefore does not affect earnings.



AGL Resources Inc.
page 2


Nine-Month Results Announced

     For the nine months ended June 30, 1999, the company reported net income of $47.3 million, compared with $69.6 million a year ago and basic earnings per share of $.82 versus $1.22 per share. The lower year-to-date earnings are attributable to losses from the company's gas marketing joint venture with Sonat, the change in rate design for utility delivery service discussed earlier and start-up costs from the company's retail energy marketing joint venture.

Agreement to Exit Marketing Joint Ventures with Sonat

     The company also announced an agreement with Sonat Inc. (NYSE: SNT) which contemplates the sale of AGL Resources' interests in two joint ventures - Sonat Marketing Company L.P., a natural gas marketer, and Sonat Power Marketing L.P., a power marketer. Completion of both transactions is subject to, among other things, termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Additionally, completion of the sale of the company's interest in Sonat Power Marketing L.P. is subject to approval of the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act. The company expects to close the sale of its interest in Sonat Marketing Company L.P. some time during its fourth quarter. The company expects the sale of its interest in Sonat Power Marketing L.P. to close by the end of 1999.

     AGL Resources acquired a 35-percent interest in Sonat Marketing Company L.P. in August 1995 for approximately $32 million and acquired a 35-percent interest in Sonat Power Marketing L.P. in June 1996 for approximately $1.0 million. This agreement contemplates that AGL Resources will receive $40 million in exchange for its interest in Sonat Marketing Company L.P. and $25 million in exchange for its interest in Sonat Power Marketing L.P. Under terms of the agreement, upon completion of the transactions, the company will not be allocated any gain or loss from either joint venture for any period subsequent to June 30, 1999.

     Walter M. Higgins, chairman and chief executive officer, commented, "We are pleased with the terms of our agreement with Sonat, but are disappointed with our results for third quarter despite the posted increases in AGL Resources' net income and earnings per share. The costs associated with the extremely rapid pace of customer migration are putting downward pressure on the earnings of the utility. The utility is pursuing solutions aggressively, including cost management and regulatory alternatives."

          AGL Resources Inc. is a regional energy holding company with operations in the Southeast. Atlanta Gas Light Company, the largest natural gas distributor in the Southeast and the company's primary subsidiary, provides delivery service to approximately 1.5 million customers in Georgia and Chattanooga, Tennessee. Although natural gas distribution is AGL Resources' core business, it also is engaged in other energy-related businesses,

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AGL Resources, Inc.
page 3


including energy marketing, customer care services for energy marketers, and wholesale and retail propane sales.

          The company's home page address on the Internet is www.aglresources.com.

          This press release contains forward-looking statements. AGL Resources wishes to caution readers that the assumptions, which form the basis for the forward-looking statements, include many factors that are beyond AGL Resources' ability to control or estimate precisely. Those factors include, but are not limited to, the following: changes in the price and demand for natural gas; the impact of changes in state and federal legislation and regulation on the company and the natural gas industry; the effects of competition, particularly in markets where prices and providers historically have been regulated; financial market conditions; and other risks described in our documents on file with the Securities and Exchange Commission.

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AGL Resources Inc.
page 4


                  AGL RESOURCES INC. AND SUBSIDIARY COMPANIES
                       CONSOLIDATED FINANCIAL INFORMATION
                                 June 30, 1999
                                  (Unaudited)

                   Millions of Dollars, Except Per Share Data

                         3 Months Ended      9 Months Ended
                            June 30,            June 30,
                         1999     1998      1999       1998
                        ------   ------    ------    --------

Operating Revenues      $185.9   $246.4    $884.9    $1,125.2
                        ------   ------    ------    --------
 Cost of Gas              61.4    150.1     480.4       709.8
                        ------   ------    ------    --------
Operating Margin         124.5     96.3     404.5       415.4
                        ======   ======    ======    ========

Operating Income        $ 29.5   $  8.9    $129.6    $  144.6
                        ======   ======    ======    ========


Consolidated Net
 Income (Loss)          $  7.2   $ (1.2)   $ 47.3    $   69.6
                        ======   ======    ======    ========

Earnings Per Share of
 Common Stock (Loss)
      Basic             $ 0.12   $(0.02)   $ 0.82    $   1.22
      Diluted           $ 0.12   $(0.02)   $ 0.82    $   1.22

Average Number of
 Shares Outstanding
 (millions)
     Basic                57.4      57.1     57.5        56.9
     Diluted              57.5      57.2     57.6        57.0


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